Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plans, BSA Subscription Plans and BCE Subscription Plans of Sequans Communications S.A. of our report dated April 12, 2011, with respect to the consolidated financial statements of Sequans Communications S.A. for the year ended December 31, 2010, included in the prospectus relating to the Registration Statement on Form F-1 filed on April 14, 2011 with the Securities and Exchange Commission.

Ernst & Young Audit

Represented by Frédéric Martineau

Paris – La Défense, France

November 10, 2011